Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:	For Media Inquiries contact:
Omar Choucair	Aisling Garvey
Chief Financial Officer	FD
DG FastChannel, Inc.	212/850-5613
972/581-2000	Aisling.Garvey@fd.com

DG FASTCHANNEL® AMENDS SENIOR CREDIT FACILITY AND RETIRES BRIDGE LOAN EARLY

Dallas, TX – March 25, 2009 – DG FastChannel®, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today announced that it amended its senior credit facility dated March 2008. The amended facility now consists of $148 million in term loans and a $30 million revolving line of credit for a total credit facility of $178 million.  The amended senior credit facility will bear interest at LIBOR plus applicable margins of 300-500 bps based on DG FastChannel’s leverage levels.  The new term loan will mature in 2013.

Pursuant to the amended credit facility agreement, DG FastChannel repaid its $65 million bridge loan to BMO Capital Markets through the following actions: increasing its current term loan by $40 million, drawing down $20 million on its revolving line of credit, and paying the remainder in cash.  Currently, DG FastChannel has total outstanding debt of $168 million. As of December 31, 2008, the Company’s reported cash on hand was $17.2 million.

Omar Choucair, Chief Financial Officer of DG FastChannel, stated, “Our business model and financial position allowed us to amend our credit facility favorably in the current low interest rate environment. The amended senior credit facility provides us with a lower effective interest rate on our debt while maintaining the financial flexibility to continue pursuing our strategies for long-term growth.”

The bank group is anchored by: BMO Capital Markets (lead arranger), with Bank of America, N.A. and U.S. Bank, N.A. joining the existing bank group including Wells Fargo, Webster Bank, N.A., Citibank, N.A., Fifth Third Bank, First Tennessee Bank, N.A., First Bank, and Bank of the West.

About DG FastChannel, Inc.

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively.  DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries.  Through its Unicast and Springbox operating units, DG FastChannel is a leading Internet marketing technology company offering online marketing and advertising solutions through a powerful combination of proprietary visualization technology, and a premium rich media advertising platform for the creation, delivery and reporting of premium rich media.

The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations.  For more information visit www.dgfastchannel.com.

###